EXHIBIT 99.1

For Immediate Release

February 24, 2026

FrontView REIT Announces Fourth Quarter and Full Year 2025 Results and Updated 2026 Guidance

Dallas, TX – FrontView REIT, Inc. (NYSE: FVR) (the “Company”, “FrontView”, “we”, “our”, or “us”), today announced its operating results for the quarter and year ended December 31, 2025.

MANAGEMENT COMMENTARY

Stephen Preston, CEO and Chairman, commented, “2025 marked FrontView’s first full year as a public company and an important period in establishing the foundation of a strong, real estate-driven business. The year was defined by disciplined execution, conservative decision-making, and the deliberate strengthening of our portfolio, balance sheet, and leadership team to support long-term value creation. Our best-in-class property level disclosure reflects our real-estate first differentiated approach. In 2025, we added 32 properties to the portfolio, expanding the asset base by 16% relative to the IPO, while also selling 36 properties, representing 10% of the IPO asset base. Going into 2026, we have capital in-place to fund our acquisition pipeline, we expect to maintain significant liquidity with low leverage and we anticipate further optimizing of our portfolio by adding high quality assets with frontage that fit our real-estate focused approach.”

FOURTH QUARTER 2025 HIGHLIGHTS

•
Generated net loss of $5.2 million, or $(0.19) per share with funds from operations (“FFO”) of $6.1 million, or $0.22 per share and adjusted funds from operations (“AFFO”) of $8.6 million, or $0.31 per share
•
Acquired 7 properties for $41.3 million at an average capitalization of 7.46% and a weighted average lease term of 13.1 years
•
Sold 11 properties, including 7 occupied properties for $17.8 million in gross proceeds with an average capitalization rate of 6.82% on the occupied properties and a weighted average lease term of 6.9 years
•
Maintained a strong balance sheet with net debt to Adjusted EBITDAre of 5.6x, Fixed Charge Coverage Ratio of 3.6x, and $223.0 million of total available liquidity
•
Improved occupancy to 98.7% with annualized base rent of $62.9 million
•
Paid a $0.215 dividend, equating to a 5.8% dividend yield based on our stock price as of December 31, 2025 and a 69.4% AFFO payout ratio
•
Signed a $75.0 million delayed-draw convertible perpetual preferred equity investment led by Maewyn Capital Partners
•
Increased disclosure to include 100% of locations, 100% of ABR and 100% of tenants

SUMMARIZED FINANCIAL RESULTS

The following table summarizes the Company's select financial results for the three months ended December 31, 2025, and 2024, for the year ended December 31, 2025, the period from October 3, 2024 to December 31, 2024 and the Predecessor period from January 1, 2024 to October 2, 2024:

	Successor	Combined Successor and Predecessor	Successor	Successor	Predecessor (1)
	For the three months ended December 31,		For the year ended December 31,	Period from October 3 through December 31,	Period from January 1 through October 2,
(unaudited, in thousands, except share and per share amounts)	2025	2024	2025	2024	2024
Revenues	$16,515	$15,514	$67,115	$15,177	$44,740

Net loss, including non-controlling interest	$(5,243)	$(21,488)	$(5,563)	$(4,822)	$(26,387)
Net loss per share	$(0.19)	$(0.78)	$(0.22)	$(0.19)	$—

FFO	$6,058	$(9,963)	$26,073	$6,537	$(4,552)
FFO per share	$0.22	$(0.36)	$0.94	$0.24	$—

AFFO (2)	$8,636	$9,055	$34,722	$8,979	$14,564
AFFO per share	$0.31	$0.33	$1.25	$0.33	$—

Diluted Weighted Average Shares Outstanding	27,874,696	27,577,692	27,839,861	27,577,692	—
(1)
The Company determined that FFO per share and AFFO per share in the Predecessor period would not be meaningful to users of this filing, given the different unitholders in the Predecessor.
(2)
In 2025, lease termination fees are not adjusted for AFFO purposes. 2024 AFFO figures included an adjustment for lease termination fees.

NET INVESTMENT ACTIVITY

The following table summarizes the Company’s investments and dispositions for the three months and the year ended December 31, 2025:

	For the three months ended December 31, 2025		For the year ended December 31, 2025
(unaudited, in thousands, except # of properties and percentages)	# of Properties	Amount	# of Properties	Amount
Investments	7	$41,300	32	$124,094
Less dispositions	11	20,440	36	78,048
Investment activity	(4)	$20,860	(4)	$46,046

Investment activity
Cash yield (1)		7.46%		7.74%
Economic yield		7.83%		8.15%
Investment grade		55.3%		18.4%
Average annual escalators		1.2%		1.4%
Weighted average lease term (years)		13.1		12.4

Disposition activity
Cash yield (1)		6.82%		6.79%
Weighted average lease term (years)		6.9		7.9
(1)
Includes near-term lease extensions as the underwritten capitalization rate.

PORTFOLIO UPDATE

The following table summarizes the Company's real estate portfolio as of December 31, 2025:

December 31, 2025
Number of properties	303
Annualized base rent (000s)	$62,852
Gross real estate investment (000s)	$912,385
Average rent per square foot	$23.74
Rentable square feet (000s)	2,687
Number of concepts	155
Number of industries	16
Occupancy	98.7%
Weighted average lease term (years)	7.4
Investment grade %	34.8%

BALANCE SHEET AND LIQUIDITY

The following tables summarize the Company’s leverage, fixed charge coverage and liquidity as of December 31, 2025:

Leverage and Fixed Charge	December 31, 2025
Net Debt/ Annualized EBITDAre	7.6x
Net Debt/ Annualized Adjusted EBITDAre	5.6x
Fixed Charge Coverage Ratio	3.6x

Liquidity	December 31, 2025
Unused convertible preferred equity (1)	$75,000
Unused revolver capacity	134,500
Cash and cash equivalents	13,518
Total liquidity	$223,018
(1)
On February 10, 2026, the Company completed an initial issuance of $25.0 million of Series A Preferred Stock per the terms of the investment agreement.

DISTRIBUTIONS

On February 24, 2026, our board of directors declared a quarterly dividend of $0.215 per common share and OP unit to holders of record as of March 31, 2026, and $0.906 on the Series A Preferred Stock, payable on or before April 15, 2026.

2026 UPDATED GUIDANCE

The Company is revising full year 2026 AFFO per share and net investment guidance with the table below summarizing the key underlying assumptions.

	Prior Guidance	Current Guidance
AFFO per share	$1.26 to $1.30	$1.27 to $1.32
Net investment activity	Approximately $100.0 million	Approximately $100.0 million

Our per share results are sensitive to both the timing and amount of real estate investments, property dispositions, and capital markets activities that occur throughout the year.

We do not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because we are unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of our ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on our GAAP results for the guidance periods.

CONFERENCE CALL AND WEBCAST

The Company will host its fourth quarter earnings conference call and audio webcast on Wednesday, February 25, 2026, at 10:00 a.m. Central Time.

To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/519923397. If you prefer to listen via phone, U.S. participants may dial: 1-800-549-8228 (toll free) or 1-646-564-2877 (local), conference ID 59665.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via the web, which will be available for one year, please visit: investor.frontviewreit.com.

About FrontView REIT, Inc.

FrontView is an internally-managed net-lease real estate investment trust (“REIT”) that is experienced in acquiring, owning and managing properties with frontage that are net leased to a diversified group of tenants. We have selected the name “FrontView” to reflect our unique “real estate first” investment strategy. This approach targets properties with frontage located in prominent retail areas that can attract multiple tenants and can have replaceable rents. Our target properties have direct frontage on high-traffic roads, ensuring high visibility to consumers with adaptable spaces that can typically work for various usages. We are a growing net-lease REIT and own a well-diversified portfolio of 303 properties with direct frontage across 37 U.S. states as of December 31, 2025. FrontView's tenants typically include service-oriented businesses, such as medical and dental providers, quick service restaurants, casual dining, other service providers, financial institutions, cellular stores, automotive stores, fitness operators, discount retail, convenience stores and gas stations, automotive dealers, car washes, home improvement stores, other necessity tenants, pharmacies, as well as professional services tenants.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including 2026 guidance and assumptions, our ability to close one or more sales of Convertible Preferred Shares pursuant to the investment agreement, to execute our business and acquisition strategies, or to realize accretion to AFFO, involve known and unknown risks and uncertainties, which may cause FVR’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to fluctuations in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which the Company filed with the SEC on March 20, 2025, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, which was filed with the SEC on August 14, 2025, which you are encouraged to read, and is available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), EBITDA, EBITDAre, Adjusted EBITDAre, Annualized Adjusted EBITDAre, Adjusted Net Operating Income (“NOI”), Annualized Adjusted NOI, Adjusted Cash NOI, Annualized Adjusted Cash NOI, Net Debt and Fixed Charge Coverage Ratio.

We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures.

We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We believe Adjusted NOI and Adjusted Cash NOI provide useful and relevant information because they reflect only those income and expense items that are incurred at the property level. Adjusted NOI and Adjusted Cash NOI are not measurements of financial performance under GAAP and may not be comparable to similarly titled measures of other companies. You should not consider our measures as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because they provide information about Gross Debt less cash and cash equivalents, which could be useful to repay debt, compared to our performance as measured using EBITDAre and Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP.

We believe the Fixed Charge Coverage Ratio is useful to investors to show the Company's ability to cover its fixed charges including interest expense, principal repayments of debt and dividends. You should not consider our Fixed Charge Coverage Ratio as an alternative to net income or cash flows from operating activities determined in accordance with GAAP.

A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Company Contact

investorrelations@frontviewreit.com

FRONTVIEW REIT, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2025	December 31, 2024
ASSETS
Real estate held for investment, at cost
Land	$329,478	$332,944
Buildings and improvements	417,393	386,462
Total real estate held for investment, at cost	746,871	719,406
Less accumulated depreciation	(48,204)	(40,398)
Real estate held for investment, net	698,667	679,008
Assets held for sale	12,493	5,898
Mortgage loans receivable	10,324	—
Cash and cash equivalents	13,518	5,094
Intangible lease assets, net	99,489	114,868
Other assets	19,952	16,941
Total assets	$854,443	$821,809
LIABILITIES AND EQUITY
Liabilities
Debt, net	$314,251	$266,538
Intangible lease liabilities, net	14,474	14,735
Accounts payable and accrued liabilities	32,494	17,858
Total liabilities	361,219	299,131
Equity
FrontView REIT, Inc. equity
Common Stock, $0.01 par value 450,000,000 shares authorized, 22,111,165 shares issued and outstanding as of December 31, 2025	221	173
Additional paid-in capital	420,024	331,482
Accumulated deficit	(28,149)	(6,834)
Accumulated other comprehensive loss	(901)	—
Total FrontView REIT, Inc. equity	391,195	324,821
Non-controlling interests	102,029	197,857
Total equity	493,224	522,678
Total liabilities and equity	$854,443	$821,809

FRONTVIEW REIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except share and per share amounts)

	Successor	Combined Successor and Predecessor	Successor	Successor	Predecessor (1)
	For the three months ended December 31,		For the year ended December 31,	Period from October 3 through December 31,	Period from January 1 through October 2,
	2025	2024	2025	2024	2024
Revenues
Rental revenues	$16,320	$15,502	$66,526	$15,165	$44,497
Interest income on mortgage loans	186	—	350	—	—
Other income	9	12	239	12	243
Total revenues	16,515	15,514	67,115	15,177	44,740
Operating expenses
Depreciation and amortization	8,485	7,634	33,107	7,468	21,581
Property operating expenses	2,442	2,218	9,741	2,170	5,742
Property management fees	—	60	—	—	1,561
Asset management fees	—	22	—	—	3,124
General and administrative expenses	3,705	2,850	12,935	2,787	2,122
Total operating expenses	14,632	12,784	55,783	12,425	34,130
Other expenses (income)
Interest expense	4,308	3,593	18,016	3,452	19,896
Gain on sale of real estate	(2,682)	—	(11,926)	—	(337)
Impairment loss	5,498	3,891	10,455	3,891	591
Income taxes	2	236	350	231	349
Total other expenses	7,126	7,720	16,895	7,574	20,499
Operating loss	(5,243)	(4,990)	(5,563)	(4,822)	(9,889)
Internalization expense	—	(16,498)	—	—	(16,498)
Net loss	(5,243)	(21,488)	(5,563)	(4,822)	(26,387)
Less: Net loss attributable to convertible non-controlling preferred interests	—	4,519	—	—	7,171
Less: Net loss attributable to non-controlling interests	1,133	1,825	1,734	1,825	—
Net loss attributable to NADG NNN Property Fund LP (Predecessor) and to FrontView REIT, Inc. (Successor)	$(4,110)	$(15,144)	$(3,829)	$(2,997)	$(19,216)
Weighted average number of common shares outstanding
Basic	21,783,999	16,258,728	19,755,810	16,258,728	—
Diluted	27,874,696	27,577,692	27,839,861	27,577,692	—
Net loss per share attributable to common stockholders
Basic	$(0.19)	$(0.78)	$(0.22)	$(0.19)	$—
Diluted	$(0.19)	$(0.78)	$(0.22)	$(0.19)	$—
(1)
The Company determined that earnings per unit in the Predecessor period would not be meaningful to users of this filing, given the different unitholders in the Predecessor.

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net loss (which is the most comparable GAAP measure) to FFO and AFFO:

	Successor	Combined Successor and Predecessor	Successor	Successor	Predecessor (1)
	For the three months ended December 31,		For the year ended December 31,	Period from October 3 through December 31,	Period from January 1 through October 2,
(unaudited, in thousands, except per share amounts)	2025	2024	2025	2024	2024
Net loss	$(5,243)	$(21,488)	$(5,563)	$(4,822)	$(26,387)
Depreciation on real property and amortization of real estate intangibles (2)	8,485	7,634	33,107	7,468	21,581
Gain on sale of real estate	(2,682)	—	(11,926)	—	(337)
Impairment loss	5,498	3,891	10,455	3,891	591
Funds from Operations (“FFO”)	$6,058	$(9,963)	$26,073	$6,537	$(4,552)
Diluted Weighted Average Shares Outstanding	27,875	27,578	27,840	27,578	—
FFO per share	$0.22	$(0.36)	$0.94	$0.24	$—
Straight-line rent adjustments	(161)	(329)	(621)	(322)	(971)
Amortization of financing transaction and discount costs	404	1,588	1,603	1,588	3,145
Amortization of above/below market lease intangibles (3)	1,038	167	3,342	164	1,341
Stock-based compensation	763	608	2,328	608	—
Lease termination fees (4)	—	(342)	—	(342)	(1,384)
Adjustment for structuring and public company readiness costs	46	662	386	662	487
Adjustment for internalization expenses	—	16,580	—	—	16,498
Other non-recurring expenses (5)	488	84	1,611	84	—
Adjusted Funds from Operations (“AFFO”)	$8,636	$9,055	$34,722	$8,979	$14,564
Diluted Weighted Average Shares Outstanding	27,875	27,578	27,840	27,578	—
AFFO per share	$0.31	$0.33	$1.25	$0.33	$—
(1)
The Company determined that per share amounts in the Predecessor period would not be meaningful to users of this filling, given the different unitholders in the predecessor.
(2)
Includes write-offs of intangibles of $0.9 million and $0.3 million for three months ended December 31, 2025, and 2024, respectively, $2.5 million for the year ended December 31, 2025, $0.3 million for the period from October 3, 2024 to December 31, 2024 and $0.3 million for the Predecessor period from January 1, 2024 to October 2, 2024.
(3)
Includes write-offs of $0.5 million and $(0.3) million for the three months ended December 31, 2025, and 2024, respectively, $0.9 million for the year ended December 31, 2025 and $(0.3) million for the period from October 3, 2024 to December 31, 2024.
(4)
In 2025, lease termination fees are not adjusted for AFFO purposes. 2024 AFFO figures included an adjustment for lease termination fees.
(5)
Other non-recurring expenses included one time legal expenses related to corporate agreements including amendments to credit facilities and OP structure, severance charges, deal pursuit costs and other non-recurring items.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO and AFFO, each of which are non-GAAP measures. We believe these non-GAAP financial measures are industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. To derive AFFO, we modify the Nareit computation of FFO to include other adjustments to GAAP net income related to certain non-cash or non-recurring revenues and expenses, including straight-line rents, cost of debt extinguishments, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, realized gains or losses on foreign currency transactions, Internalization expenses, structuring and public company readiness costs, extraordinary items, and other specified non-cash items. We believe that such items are not a result of normal operations and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases typically include cash rents that increase through lease escalations over the term of the lease. Our leases do not typically include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. We further exclude costs or gains recorded on the extinguishment of debt, non-cash interest expense and gains, the amortization of debt issuance costs, net mortgage premiums, and lease intangibles, realized gains and losses on foreign currency transactions, Internalization expenses, and structuring and public company readiness costs, as these items are not indicative of ongoing operational results. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by one-time cash and non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of AFFO accordingly.

The following is a reconciliation of net loss which is the most comparable GAAP measure to EBITDA, EBITDAre, Adjusted EBITDAre, Adjusted NOI and Adjusted Cash NOI:

Three months ended December 31,
(unaudited, in thousands)	2025
Net loss	(5,243)
Depreciation and amortization	8,029
Interest expense	4,308
Income taxes	2
EBITDA	7,096
Gain on sale of real estate	(2,682)
Impairment loss	5,498
EBITDAre	9,912
Adjustment for current period investment activity (1)	449
Adjustment for current period disposition activity (1)	(62)
Adjustment for non-cash compensation expense	763
Adjustment to exclude non-recurring expenses (2)	534
Adjustment to exclude net write-offs of accrued rental income	340
Adjustment to exclude write-offs of amortization of intangibles	1,494
Adjusted EBITDAre	13,430
General and administrative, net of non-recurring	2,408
Adjusted Net Operating Income (“NOI”)	15,838
Straight-line rental revenue, net	(521)
Adjusted Cash NOI	15,317

Annualized EBITDAre	39,648
Annualized Adjusted EBITDAre	53,720
Annualized Adjusted NOI	63,352
Annualized Adjusted Cash NOI	61,268
(1)
Reflects an adjustment to give effect to all investments and dispositions during the period as if they had been acquired as of the beginning of the period.
(2)
Reflects an adjustment to exclude non-recurring expenses, including structuring and public readiness costs, legal one-time expenses, severance charges and other non-recurring income or expenses.

We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our leverage that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. In 2017, Nareit issued a white paper recommending that companies that report EBITDA also report EBITDAre in financial reports. We compute EBITDAre in accordance with the definition adopted by Nareit. Nareit defines EBITDAre as EBITDA (as defined above) excluding gains (loss) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs.

EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We compute adjusted EBITDAre as EBITDAre for the applicable quarter, as adjusted to (i) reflect all investment and disposition activity that took place during the applicable quarter as if each transaction had been completed on the first day of the quarter, (ii) exclude certain GAAP income and expense amounts that we believe are infrequent and unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, (iii) eliminate the impact of lease termination fees from certain of our tenants, and (iv) exclude non-cash stock-based compensation expense. Annualized adjusted EBITDAre is calculated by multiplying adjusted EBITDAre for the applicable quarter by four, which we believe provides a meaningful estimate of our current run rate for all of our investments as of the end of the most recently completed quarter given the contractual nature of our long term net leases. You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre.

Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

Adjusted Net Operating Income (“NOI”) and Adjusted Cash NOI are non-GAAP financial measures which we use to assess our operating results. We compute Adjusted NOI as Adjusted EBITDAre and exclude general and administration expenses. We further adjust Adjusted NOI for non-cash revenue components of straight-line rent and other amortization expense to derive Adjusted Cash NOI. We believe Adjusted NOI and Adjusted Cash NOI provide useful and relevant information because they reflect only those income and expense items that are incurred at the property level.

Adjusted NOI and Adjusted Cash NOI are not measurements of financial performance under GAAP and may not be comparable to similarly titled measures of other companies. You should not consider our measures as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

Annualized Adjusted NOI is calculated by multiplying Adjusted NOI for the applicable quarter by four and Annualized Adjusted Cash NOI is calculated by multiplying Adjusted Cash NOI for the applicable quarter by four. We believe these annualized figures provide a meaningful estimate of our current run rate for all of our investments as of the end of the most recently completed quarter given the contractual nature of our long term net leases. You should not unduly rely on these measures as they are based on assumptions and estimates that may prove to be inaccurate. Our actual reported NOI for future periods may be significantly different from our Annualized Adjusted NOI and Annualized Adjusted Cash NOI.

The following table reconciles total debt (which is the most comparable GAAP measure) to Net Debt, and presents the ratios of Net Debt to EBITDAre and Net Debt to Annualized Adjusted EBITDAre:

As of December 31,
(unaudited, in thousands)	2025
Debt
Term Loan	$200,000
Revolving Credit Facility	115,500
Gross Debt	315,500
Cash and cash equivalents	(13,518)
Net Debt	$301,982
Leverage ratios:
Net Debt to Annualized EBITDAre	7.6x
Net Debt to Annualized Adjusted EBITDAre	5.6x

Net Debt is a non-GAAP financial measure. We define Net Debt as our Gross Debt less cash and cash equivalents. The ratios of Net Debt to EBITDAre and Net Debt to Annualized Adjusted EBITDAre represent Net Debt as of the end of the applicable period divided by EBITDAre or Annualized Adjusted EBITDAre for the period, respectively. We believe that these ratios are useful to investors and analysts because they provide information about Gross Debt less cash and cash equivalents, which could be useful to repay debt, compared to our performance as measured using EBITDAre and Annualized Adjusted EBITDAre.

The following table summarizes our fixed charges, and presents Annualized Fixed Charges to Annualized Adjusted EBITDAre:

As of December 31,
(unaudited, in thousands)	2025
Interest expense	$4,308
Non-cash interest	(404)
Fixed charges	3,904
Annualized fixed charges	$15,616
Fixed Charge Coverage Ratio	3.6x

The Adjusted EBITDA to Fixed Charge Ratio is the ratio of Adjusted EBITDA to fixed charges as of the last day of any fiscal quarter. Adjusted EBITDA is computed as net income adjusted for depreciation and amortization, interest expense, income tax expense, extraordinary or nonrecurring items, fees in connection with debt financing, acquisitions and dispositions and capital markets transactions, non-cash items and equity in net income of unconsolidated subsidiaries minus a reserve for replacements with respect to certain properties. Fixed charges are computed on a consolidated basis as interest expense (excluding amortization of fees paid in cash and discounts and premiums on debt), plus regularly scheduled principal repayments of debt (excluding any balloon or similar payments), plus any preferred dividends payable in cash.

The Annualized Fixed Charges is calculated by multiplying fixed charges for the applicable quarter by four. The Fixed Charge Coverage Ratio is the ratio of Annualized Adjusted EBITDAre to Annualized Fixed Charges. We believe this ratio is useful to investors and analysts as it is used to evaluate our liquidity and ability to obtain financing.